Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Amber Wallace

Executive Vice President, Chief Retail/Marketing Officer

330-720-6441

awallace@farmersbankgroup.com

Farmers National Bank Executes Succession Plan for

Future Growth and Continuity

Canfield, Ohio, July 1, 2020 — Leadership transitions within the experienced executive team at Farmers National Bank reflect the due diligence taken to assure strategic continuity and continued future growth opportunities.

“Farmers National Bank has been on a growth and success trajectory for the past several years,” states Kevin J. Helmick, President & CEO of Farmers. “Successfully managing succession is how good organizations maintain high performance. At Farmers, succession planning is a top priority that we conduct on an annual basis.”

Mark L. Graham, currently Executive Vice President and Chief Credit Officer of the Company, will be appointed a Special Assets Analyst effective August 1, 2020 and will retire from the Company effective December 31, 2020.

“Mark Graham has been with Farmers for over 42 years in a number of key leadership roles,” says Helmick. “He is admiringly known as ‘Mr. Farmers’ by the local business community. It is not possible for me to overstate the respect and honor with which he is held both within and outside our Bank. I am thrilled that Mark is going to stay onboard with Farmers to help us navigate through his transition to retirement. I envision calling upon him for counsel after his retirement for years to come.”

Mark R. Witmer, currently Senior Executive Vice President, Chief Banking Officer of the Company, will be appointed as Senior Executive Vice President, Chief Credit Officer of the Company effective August 1, 2020.

“Mark brings a full decade of experience with Farmers, and his 30 years in the financial industry include being the CEO of a very highly-regarded community bank. Mark has held the highest lending authority and credit decisioning in his Chief Banking Officer role at Farmers, and also is highly-esteemed by the business and investor communities,” says Helmick.

Another strategic action taken is the promotion of Timothy Shaffer, currently Senior Vice President of the Company and Regional President of The Farmers National Bank of Canfield (the national banking subsidiary of Farmers). Shaffer will be appointed Senior Vice President, Chief Lending Officer of the Company effective August 1, 2020.

“Tim Shaffer’s promotion is well-earned as he has led our East division commercial banking team to record growth and earnings each of the last eight years,” states Helmick. “He brings 36 years of experience in commercial banking to his new role and a reputation of integrity in the local business communities we serve.”

To learn more about Farmers National Bank, visit www.farmersbankgroup.com.

ABOUT FARMERS NATIONAL BANC CORP.

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $2.9 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 41 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania; Farmers Trust Company, which operates four trust offices and offers services in the same geographic markets and Farmers National Insurance, LLC. Total wealth management assets under care at December 31, 2019 were $2.5 billion.

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